WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                                 MASTER SERVICER
                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR
                  --------------------------------------------


                         Supplement dated July 31, 2003
                                       to
                    Prospectus Supplement dated July 28, 2003
                                       to
                         Prospectus dated July 28, 2003

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated July 28, 2003.

         The balances assigned to the Class M-2 Certificates and Class M-3 Certificates in the table on the front cover of the prospectus supplement shall be replaced with the balances set forth as follows:




                  Initial Certificate Balance or
    Class               Notional Amount(1)            Pass-Through Rate(2)
     M-2                    $4,257,000                      Variable
---------------- --------------------------------- --------------------------
     M-3                    $2,947,000                      Variable
---------------- --------------------------------- --------------------------




         The table on page S-40 entitled "Next Interest Rate Adjustment Date for the Group III Mortgage Loans" shall be deleted in its entirety and replaced with the following:



                                                                                    % OF AGGREGATE
                                                         AGGREGATE PRINCIPAL        PRINCIPAL BALANCE
                                           NUMBER OF     BALANCE OUTSTANDING      OUTSTANDING AS OF THE
 NEXT INTEREST RATE ADJUSTMENT DATE         LOANS      AS OF THE CUT-OFF DATE       CUT-OFF DATE
-------------------------------------------------------------------------------------------------------------------
November 1, 2009                              5             $    2,143,347.41               2.66%
December 1, 2009                              3                  1,512,068.03               1.88
January 1, 2010                               1                    368,980.72               0.46
February 1, 2010                             18                  8,823,274.46              10.95
March 1, 2010                                43                 17,099,547.77              21.22
April 1, 2010                                85                 34,528,626.09              42.84
May 1, 2010                                  33                 16,117,896.14              20.00
                                            ---             -----------------             ------
    TOTAL                                   188             $   80,593,740.62             100.00%
                                            ===             =================             ======


         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Mortgage Pass- Through Certificates, MLMI Series 2003-A4 and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Mortgage Pass-Through Certificates, MLMI Series 2003-A4 will be required to deliver a supplement, prospectus supplement and prospectus for ninety days following the date of this supplement.




                               MERRILL LYNCH & CO.